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                                                            Exhibit 11


                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

            STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                                                 Quarter Ended
                                                                 September 30,
In Millions of Dollars (except per share amounts)             1997           1996

Net Income                                             $        300   $        254
ESOP Convertible Preferred Stock Dividend requirement            (8)            (7)

Earnings applicable to Common Stock                             292            247
ESOP Convertible Preferred Stock adjustment                       7              5

Net earnings for calculation of primary and fully
  diluted earnings per share                           $        299   $        252

Average number of common shares and common stock
  equivalents outstanding during the period (in             257,360        260,730
  thousands)
Fully diluted average number of common shares and
  common stock equivalents outstanding during the
  period (in thousands)                                     257,360        261,344

Primary earnings per common share                      $       1.16   $        .97
Fully diluted earnings per common share (Note 1)       $       1.16   $        .97




Note 1 - Fully diluted earnings per common share is less than 3% dilutive and is not shown separately on the Condensed Consolidated Statement of Operations.


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
                                                            Exhibit 11


                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

            STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                                               Nine Months Ended
                                                                 September 30,
In Millions of Dollars (except per share amounts)             1997           1996

Net Income                                             $        828   $        677
ESOP Convertible Preferred Stock Dividend requirement           (24)           (22)

Earnings applicable to Common Stock                             804            655
ESOP Convertible Preferred Stock adjustment                      20             17

Net earnings for calculation of primary and fully
  diluted earnings per share                           $        824   $        672

Average number of common shares and common stock
  equivalents outstanding during the period (in             258,034        261,600
  thousands)
Fully diluted average number of common shares and
  common stock equivalents outstanding during the
  period (in thousands)                                     258,504        262,677

Primary earnings per common share                      $       3.19   $       2.57
Fully diluted earnings per common share (Note 1)       $       3.19   $       2.56




Note 1 - Fully diluted earnings per common share is less than 3% dilutive and is not shown separately on the Condensed Consolidated Statement of Operations.

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